Exhibit 10.4

November 21, 2013

Dr. Rizwana F. Sproule

387 Spring Park Road

Camarillo, CA 93012

Re:	Employment Letter

Dear Dr. Sproule:

Kite Pharma, Inc. (“Kite” or the “Company”) is pleased to offer you the position of Vice President, Regulatory Affairs on the following terms and conditions:

1.	Title; Reporting; Duties.

(a)	As Vice President, Regulatory Affairs for Kite, you will be responsible for leading Kite’s regulatory affairs relating to its product pipeline. Your duties and responsibilities shall include, without limitation:

(i)	Developing and executing corporate regulatory and product approval strategies to secure timely initiation of clinical studies and optimal product label for all Company products.

(ii)	Overall responsibility for regulatory oversight and interactions with the FDA and other regulatory authorities across all Company products to ensure successful submissions for product approvals.

(iii)	Overseeing all regulatory and quality documents used to support strategic regulatory discussions with regulatory authorities.

(iv)	Ensuring that compliance with all regulatory requirements for all Company products are met by anticipating, identifying, prioritizing and mitigating regulatory risks consistent with Company business strategy

(v)	Developing an infrastructure to support regulatory and quality departmental and corporate goals and implementing the required policies and procedures.

(vi)	Recruiting and managing regulatory and quality teams.

(vii)	Developing and managing resources to meet related goals and objectives within approved plans and budgets.

(viii)	Participating in a wide range of corporate duties and responsibilities to ensure the successful development and achievement of departmental and corporate goals.

(ix)	Identifying and working closely with key external partners and parties pivotal to the successful completion of departmental and corporate goals.

(x)	Keeping abreast of all current and future international regulations and requirements.

(xi)	Participating and representing the Company as necessary in regulatory, partnering and financing activities (presentations, due diligence, etc.).

(b)	You shall also have such other responsibilities and duties as may be from time to time directed by the President and Chief Executive Officer of the Company, provided that the nature of your responsibilities and duties shall not be inconsistent with your position and duties herein.

(c)	You shall devote substantially all of your business time, attention and energies to the business and affairs of Kite and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Kite.

(d)	You shall report directly to Kite’s President and Chief Executive Officer.

(e)	Your duties shall be performed primarily at Kite’s office, which is currently located 2225 Colorado Avenue, Santa Monica, CA 90404.

(f)	Notwithstanding the foregoing, the Company may change your title, position, duties, supervisor and work location from time to time as it deems appropriate.

2.	Start Date. Your employment shall commence on January 6, 2014, or such other date as may be agreed to by you and Kite.

3.	Base Salary. You shall receive an annual base salary equal to $280,000 less all required deductions and withholdings, payable in accordance with Kite’s payroll practices.

4.	Performance Bonus. You shall be eligible to receive an annual cash bonus in an amount up to 40% of your Base Salary upon successful achievement of agreed upon personal and corporate performance goals.

5.	Options.

(a)	Subject to the approval of the Board of Directors or Kite (the “Board”), you shall be granted a stock option (the “Option”) to purchase 260,000 shares of Kite’s common stock (the “Option Shares”) pursuant to Kite’s 2009 Equity Incentive Plan (the “Plan”). The Option Shares shall vest and become exercisable as follows:

(i)	200,000 Options Shares shall vest:

1.	25% upon the first anniversary date of your Start Date; and thereafter

2.	in 36 equal monthly installments as of each subsequent one-month anniversary of the Effective Date.

(ii)	60,000 Option Shares shall vest:

1.	25% upon the first anniversary of the date on which the Company obtains clearance to commence a multi-center Phase 2 clinical trial of Kite’s CD-19 CAR product and obtain break-through therapy designation (the “Clearance Date”); and thereafter

2.	in 36 equal monthly installments as of each subsequent one-month anniversary of the Clearance Date.

(b)	The Option shall have an exercise price per Option Share equal to the fair market value of Kite’s common stock on the grant date, as determined by Kite’s Board of Directors. The Option shall be subject to the terms and conditions of the Plan and evidenced by the Company’s standard Stock Option Agreement.

(c)	In the event that the your employment with Kite is terminated at any time beginning on the day that is 90 days prior to the effective date of a Change of Control (as defined in Section 1(d) of the Plan) (the “Trigger Date”) and ending on the date that is 12 months following the Trigger Date, then all unvested Option Shares shall vest in full and the Option shall become immediately exercisable and shall remain exercisable for such period of time as may be determined by the Board.

6.	Expenses.

(a)	Kite will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Kite upon timely receipt by Kite of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Kite.

(b)	Kite shall reimburse you in an amount up to $20,000 for covered/allowable expenses incurred in connection with your relocating to an area in closer proximity to Kite’s office location subject to receipt of appropriate documentation evidencing such expenses.

7.	Benefits. You shall be entitled to health, dental, disability and any other benefits made available to senior executives of Kite.

8.	Vacation. During each year of your employment you shall be entitled to three (3) weeks of vacation in addition to company recognized holidays. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation without the prior written consent of the President and Chief Executive Officer.

9.	Non-Solicitation. During the term of your employment with Kite, and for a period of one year thereafter, you will not, directly or indirectly, without Kite’s prior written consent, solicit or induce any employee of Kite or any of its subsidiaries to leave the employ of Kite or such subsidiaries.

10.	Representations and Warranties. You hereby represent and warrant as follows:

(a)

Neither the execution and delivery of this letter nor the performance of your duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which you are a party or by which you are bound (whether immediately, upon the giving of notice or lapse of time or both).

(b)	You have the full right, power and legal capacity to enter and deliver this agreement and to perform your duties and other obligations hereunder. This agreement constitutes the legal, valid and binding obligation of the parties enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this letter agreement or perform your duties and other obligations hereunder.

(c)	You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of a former employer that are not generally available to the public or that did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

11.	Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)	execution of Kite’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Kite’s proprietary information;

(b)	completion of a background examination to the reasonable satisfaction of Kite; and

(c)	satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (e.g., an original drivers license and social security card, or a passport).

(d)	Notwithstanding the foregoing, this offer may be withdrawn by Kite at any time prior to its execution by the Chief Executive Officer.

12.	Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with Kite at any time and for any reason whatsoever, simply by notifying Kite in writing. Similarly, Kite may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Chief Executive Officer of Kite. The employment terms contained in this letter agreement supersede any other agreements and promises made to you by Kite, whether oral or written.

13.

Governing Law; Arbitration. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this letter agreement shall be exclusively decided by binding arbitration conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

14.	Miscellaneous.

(a)	This agreement, and your rights and obligations hereunder, may not be assigned. Kite may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to Kite expressly assumes the Kite’s obligations hereunder and complies with the terms of this Agreement.

(b)	This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(c)	The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(d)	This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

If you wish to accept employment at Kite Pharma, Inc., under the terms described above, please sign and date this letter, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

By:	/s/ David M. Tanen
Name:	David M. Tanen
Title:	Corporate Secretary
Date:	11/21/13

Agreed and Accepted:

By:	/s/ Dr. Rizwana Sproule
Name:	Dr. Rizwana Sproule
Date:	11/25/13

EXHIBIT A